Exhibit 99.1

NEWS RELEASE

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

CR-26-03

THE GEO GROUP REPORTS FOURTH QUARTER

AND FULL YEAR 2025 RESULTS

Boca Raton, Fla. – February 12, 2026 — The GEO Group, Inc. (NYSE: GEO) (“GEO”, “we” or the “Company”), a leading provider of contracted support services for secure facilities, processing centers, and reentry centers, as well as enhanced in-custody rehabilitation, post-release support, and electronic monitoring programs, reported its financial results for the fourth quarter and full year 2025 and issued its initial financial guidance for 2026.

Fourth Quarter 2025 Highlights

•	Total revenues of $707.7 million

•	Net Income of $31.8 million

•	Net Income Attributable to GEO Operations of $0.23 per diluted share

•	Adjusted Net Income of $0.25 per diluted share

•	Adjusted EBITDA of $126.0 million

•	Repurchased approximately 2.97 million shares for $49.0 million

For the fourth quarter 2025, we reported net income attributable to GEO operations of $31.8 million, or $0.23 per diluted share, compared to net income attributable to GEO operations of $15.5 million, or $0.11 per diluted share, for the fourth quarter 2024.

Fourth quarter 2025 results reflect $4.0 million, pre-tax, in combined start-up expenses, close-out expenses, employee restructuring expenses, and non-cash contingent liability and litigation and settlement costs. Excluding these items, we reported adjusted net income for the fourth quarter 2025 of $34.8 million, or $0.25 per diluted share, compared to $18.2 million, or $0.13 per diluted share, for the fourth quarter 2024. We reported total revenues for the fourth quarter 2025 of $707.7 million compared to $607.7 million for the fourth quarter 2024. We reported fourth quarter 2025 Adjusted EBITDA of $126.0 million, compared to $108.0 million for the fourth quarter 2024.

George C. Zoley, GEO’s Chairman, Chief Executive Officer and Founder, said, “We are pleased with our strong fourth quarter financial results, which were underpinned by strong operational performance across our diversified business segments. In 2025, we made significant progress towards meeting our financial and strategic objectives. We entered into new or expanded contracts, which are expected to generate up to approximately $520 million in annualized revenues, making it the most successful year for new business wins in our Company’s history.”

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Contact:	Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

“In 2026, we expect to be able to capture additional growth opportunities with 6,000 available high-security idle beds and the ability to scale up our services in our electronic monitoring and secure transportation segments. We also believe that we made significant progress towards strengthening our capital structure and enhancing shareholder value through capital returns during 2025,” Zoley added.

Full Year 2025 Highlights

•	Total revenues of $2.6 billion

•	Net Income of $254.3 million

•	Net Income Attributable to GEO Operations of $1.82 per diluted share

•	Adjusted Net Income of $0.86 per diluted share

•	Adjusted EBITDA of $464.4 million

•	Repurchased approximately 4.94 million shares for $90.6 million

For the full year 2025, we reported net income attributable to GEO operations of $254.4 million, or $1.82 per diluted share, compared to net income attributable to GEO operations of $32.0 million, or $0.22 per diluted share, for the full year 2024. Results for the full year 2025 reflect a gain on asset divestitures of $232.4 million, pre-tax, $8.4 million, pre-tax, in costs associated with the extinguishment of debt, $6.3 million, pre-tax, in combined start-up expenses, close-out expenses, employee restructuring expenses, and transaction fees, and $38.2 million, pre-tax, in non-cash contingent liability and litigation and settlement costs, primarily in connection with a legal case in the State of Washington, Nwauzor v. GEO, (the “Nwauzor Case”) involving claims of detainees in the custody of U.S. Immigration and Customs Enforcement (“ICE”). The U.S. Court of Appeals for the Ninth Circuit recently ruled that detainees who participate in a voluntary work program while in ICE detention are entitled to state minimum wage payments. The ruling has been stayed pending GEO’s appeal to the U.S. Supreme Court. While we have appealed the case to the U.S. Supreme Court, due to Generally Accepted Accounting Principles, we recorded this non-cash contingent litigation reserve during 2025.

Excluding these items, we reported adjusted net income for the full year 2025 of $120.1 million, or $0.86 per diluted share, compared to $101.0 million, or $0.75 per diluted share, for the full year 2024. We reported total revenues for the full year 2025 of $2.63 billion compared to $2.42 billion for the full year 2024. We reported Adjusted EBITDA for the full year 2025 of $464.4 million, compared to $463.5 million for the full year 2024.

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Contact:	Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

2025 Operational Highlights

In 2025, we entered into new contracts to house ICE detainees at four facilities totaling approximately 6,000 beds, increasing our ICE capacity from approximately 20,000 beds to approximately 26,000 beds. These facilities include three company-owned facilities we announced in the first half of 2025: the 1,000-bed Delaney Hall Facility in Newark, New Jersey; the 1,800-bed North Lake Facility in Baldwin, Michigan; and the

1,868-bed D. Ray James Facility in Folkston, Georgia. More recently, in early October 2025, we announced a joint-venture agreement to provide management services at the 1,310-bed North Florida Detention Facility in Baker County, Florida. We believe this contract arrangement demonstrates GEO’s ability to provide management services through alternative solutions like the State of Florida’s partnership with the federal government. Additionally, during the third quarter of 2025, we reactivated our 1,940-bed Adelanto ICE Processing Center in California, which was previously underutilized due to a COVID-related court case.

In 2025, we also expanded the delivery of our secure transportation services on behalf of ICE and the U.S. Marshals Service. We entered into new or amended contracts to expand secure ground transportation services at four existing ICE facilities and at our three newly activated ICE facilities, and the support services that we provide under our ICE air transportation subcontract continued to steadily increase throughout 2025. We also announced a new five-year contract with the U.S. Marshals for the provision of secure transportation services covering 26 federal judicial districts and spanning 14 states.

During the third quarter of 2025, we announced three managed-only contract awards from the Florida Department of Corrections for the assumption of management and support services at the 985-bed Bay Correctional and Rehabilitation Facility and the 1,884-bed Graceville Correctional and Rehabilitation Facility and for the continuation of management and support services at the 985-bed Moore Haven Correctional and Rehabilitation Facility. The three contracts are expected to have an initial term of three years, effective July 1, 2026, with unlimited two-year renewal option periods.

During the third quarter of 2025, we also completed the sale of our company-owned, 2,388-bed Lawton Correctional Facility (the “Lawton Facility”) to the State of Oklahoma for $312 million and simultaneously transitioned the operations to the Oklahoma Department of Corrections. We also completed the sale of the 139-bed Hector Garza Reentry Center in Texas for $10 million. We used a portion of the net proceeds from the sale of the Lawton Facility to complete the previously announced purchase of the 770-bed Western Region Detention Facility in San Diego, California (the “San Diego Facility”) for approximately $60 million. We have a long-standing contract with the U.S. Marshals Service for the exclusive use of the San Diego Facility.

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Contact:	Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

On September 30, 2025, our wholly-owned subsidiary, BI Incorporated was awarded a new two-year contract, inclusive of option periods, by ICE for the continued provision of electronic monitoring, case management, and supervision services under the Intensive Supervision Appearance Program (“ISAP”). We believe this important contract award is a testament to the high-quality electronic monitoring and case management services BI has consistently delivered under the ISAP contract through a nationwide network of approximately 100 offices and close to 1,000 employees. BI has provided technology solutions, holistic case management, supervision, monitoring, and compliance services under the ISAP contract for over 21 years and has achieved high levels of compliance using a wide range of technologies and case management services over that time.

In December 2025, we were awarded a new two-year contract by ICE for the provision of Skip Tracing services. Skip Tracing services entail enhanced location research primarily with identifiable information and commercial data verification to verify current address information and investigate alternative address information for individuals on the non-detained docket. This two-year contract award follows an initial Skip Tracing pilot contract that we successfully implemented during the fourth quarter of 2025.

Financial Guidance

Today, we issued our initial financial guidance for 2026. We expect full year 2026 GAAP Net Income to be in a range of $0.99 to $1.07 per diluted share on annual revenues of $2.9 billion to $3.1 billion and based on an effective tax rate of approximately 28 percent, inclusive of known discrete items.

We expect full year 2026 Adjusted EBITDA to be in a range of $490 million to $510 million. We expect total Capital Expenditures for the full year 2026 to be between $120 million and $155 million.

Our 2026 guidance includes an assumption for some modest organic growth in the second half of the year as well as the corresponding impact of start-up expenses.

For the first quarter 2026, we expect GAAP Net Income to be in a range of $0.17 to $0.19 per diluted share, on quarterly revenues of $680 million to $690 million. We expect first quarter 2026 Adjusted EBITDA to be between $107 million and $112 million. Compared to fourth quarter 2025 results, our first quarter 2026 guidance reflects higher payroll tax expenses, which are front-loaded in the beginning of each year; two fewer days during the period; and no revenue or earnings assumption for the Skip Tracing services contract as we transition from the pilot contract that was implemented in the fourth quarter to the new two-year contract.

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Contact:	Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

Balance Sheet

At year-end 2025, we had approximately $70 million in cash on hand and approximately $1.65 billion in total debt. During the fourth quarter of 2025, we experienced a temporary increase in accounts receivable in part as a result of the federal government shutdown in October and November of 2025, which resulted in a temporary increase in our outstanding debt borrowings. In recent weeks, we have been able to significantly improve our accounts receivable position further improving our liquidity, resulting in an improvement in our current net debt balance to approximately $1.5 billion currently. Additionally, on January 22, 2026, we announced the closing of an amendment to our Amended Credit Agreement to increase our Revolving Credit Facility commitments from $450 million to $550 million.

Share Repurchase Program

During the fourth quarter of 2025, we repurchased approximately 2.97 million shares of GEO common stock at an aggregate cost of approximately $49.0 million. As of year-end 2025, we had repurchased approximately 4.94 million shares of GEO common stock at an aggregate cost of approximately $90.6 million under our $500 million share repurchase authorization, leaving approximately $409.4 million of repurchase authorization available under the share repurchase program.

Repurchases of GEO’s outstanding common stock will be made in accordance with applicable securities laws and may be made at our senior management’s discretion from time to time in the open market, by block purchase, through privately negotiated transactions, pursuant to a trading plan, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The authorization for the share repurchase program may be extended, increased, decreased, suspended or terminated by our Board of Directors in its discretion at any time. Repurchases of the Company’s common stock (and the timing thereof) will depend upon market conditions, regulatory requirements, the Company’s existing obligations, including its Credit Agreement, other corporate liquidity requirements and priorities and other factors as may be considered in the Company’s sole discretion. The authorization for the share repurchase program does not obligate GEO to purchase any particular amount of the Company’s common stock.

Conference Call Information

We have scheduled a conference call and webcast for today at 1:00 PM (Eastern Time) to discuss our fourth quarter and full year 2025 financial results as well as our outlook. The call-in number for the U.S. is 1-877-250-1553 and the international call-in number is 1-412-542-4145. In addition, a live audio webcast of the conference call may be accessed on the Webcasts section under the News, Events and Reports tab of GEO’s investor relations webpage at investors.geogroup.com. A replay of the webcast will be available on the website for one year. A telephonic replay of the conference call will be available through February 19, 2026, at 1-855-669-9658 (U.S.) and 1-412-317-0088 (International). The participant passcode for the telephonic replay is 8459257.

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Contact:	Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

About The GEO Group

The GEO Group, Inc. (NYSE: GEO) is a leading diversified government service provider, specializing in design, financing, development, and support services for secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO’s diversified services include enhanced in-custody rehabilitation and post-release support through the award-winning GEO Continuum of Care®, secure transportation, electronic monitoring, community-based programs, and correctional health and mental health care. GEO’s worldwide operations include the ownership and/or delivery of support services for 95 facilities totaling approximately 75,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 20,000 employees.

Reconciliation Tables and Supplemental Information

GEO has made available Supplemental Information which contains reconciliation tables of Net Income Attributable to GEO Operations to Adjusted Net Income, and Net Income to EBITDA and Adjusted EBITDA, along with supplemental financial and operational information on GEO’s business and other important operating metrics. The reconciliation tables are also presented herein. Please see the section below titled “Note to Reconciliation Tables and Supplemental Disclosure—Important Information on GEO’s Non-GAAP Financial Measures” for information on how GEO defines these supplemental Non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures. GEO’s Reconciliation Tables can be found herein and in GEO’s Supplemental Information available on GEO’s investor webpage at investors.geogroup.com.

Note to Reconciliation Tables and Supplemental Disclosure –

Important Information on GEO’s Non-GAAP Financial Measures

Adjusted Net Income, EBITDA, and Adjusted EBITDA are non-GAAP financial measures that are presented as supplemental disclosures. GEO has presented herein certain forward-looking statements about GEO’s future financial performance that include non-GAAP financial measures, including Net Debt, Net Leverage, and Adjusted EBITDA. The determination of the amounts that are included or excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. While we have provided a high level reconciliation for the guidance ranges for full year 2026, we are unable to present a more detailed quantitative reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. The quantitative reconciliation of the forward-looking non-GAAP financial measures will be provided for completed annual and quarterly periods, as applicable, calculated in a consistent manner with the quantitative reconciliation of non-GAAP financial measures previously reported for completed annual and quarterly periods.

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Contact:	Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

Net Debt is defined as gross principal debt less cash from restricted subsidiaries. Net Leverage is defined as Net Debt divided by Adjusted EBITDA.

EBITDA is defined as net income adjusted by adding provisions for income tax, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for (gain)/loss on asset divestiture/impairment, pre-tax, net loss attributable to non-controlling interests, stock-based compensation expenses, pre-tax, non-cash contingent liability and litigation and settlement costs, pre-tax, start-up expenses, pre-tax, ATM equity program expenses, pre-tax, transaction fees, pre-tax, employee restructuring expenses, pre-tax, close-out expenses, pre-tax, other non-cash revenue and expenses, pre-tax, and certain other adjustments as defined from time to time. Given the nature of our business as a real estate owner and operator, we believe that EBITDA and Adjusted EBITDA are helpful to investors as measures of our operational performance because they provide an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures, and to fund other cash needs or reinvest cash into our business.

We believe that by removing the impact of our asset base (primarily depreciation and amortization) and excluding certain non-cash charges, amounts spent on interest and taxes, and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide our investors with performance measures that reflect the impact to operations from trends in occupancy rates, per diem rates and operating costs, providing a perspective not immediately apparent from net income. The adjustments we make to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in income from continuing operations and which we do not consider to be the fundamental attributes or primary drivers of our business plan and they do not affect our overall long-term operating performance. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by our management and provide consistency in our financial reporting, facilitate internal and external comparisons of our historical operating performance and our business units and provide continuity to investors for comparability purposes.

Adjusted Net Income is defined as net income attributable to GEO operations adjusted for certain items which by their nature are not comparable from period to period or that tend to obscure GEO’s actual operating performance, including for the periods presented (gain)/loss on asset divestitures/impairment, pre-tax, loss on the extinguishment of debt, pre-tax, non-cash contingent liability and litigation and settlement costs, pre-tax, start-up expenses, pre-tax, ATM equity program expenses, pre-tax, transaction fees, pre-tax, employee restructuring expenses, pre-tax, close-out expenses, pre-tax, discreet tax benefit, and tax effect of adjustments to net income attributable to GEO operations.

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Contact:	Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

Safe-Harbor Statement

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially and adversely affect actual results, including statements regarding GEO’s financial guidance for the full year and first quarter of 2026, the $500 million share repurchase program authorized by GEO’s Board of Directors, the anticipated timing and annualized revenues related to the activation of certain facilities and new and amended contracts, GEO’s ability to capture additional growth opportunities, and the Company’s efforts to strengthen its capital structure and enhance shareholder value through capital returns. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” or “continue” or the negative of such words and similar expressions. Risks and uncertainties that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to meet its financial guidance for the full year and first quarter of 2026 given the various risks to which its business is exposed; (2) GEO’s ability to execute on the $500 million share repurchase program authorized by GEO’s Board of Directors on the timeline it expects or at all; (3) GEO’s ability to deleverage and repay, refinance or otherwise address its debt maturities in an amount and on terms commercially acceptable to GEO, and on the timeline it expects or at all; (4) GEO’s ability to identify and successfully complete any potential sales of company-owned assets and businesses or potential acquisitions of assets or businesses on commercially advantageous terms on a timely basis, or at all; (5) changes in federal and state government policy, orders, directives, legislation and regulations that affect public-private partnerships with respect to secure, correctional and detention facilities, processing centers and reentry centers; (6) changes in federal immigration policy; (7) public and political opposition to the use of public-private partnerships with respect to secure correctional and detention facilities, processing centers and reentry centers; (8) the impact of any future global pandemic on GEO and GEO’s ability to mitigate the risks associated with such pandemic; (9) GEO’s ability to sustain or improve company-wide occupancy rates at its facilities; (10) fluctuations in GEO’s operating results, including as a result of contract activations, contract terminations, contract renegotiations, changes in occupancy levels and increases in GEO’s operating costs; (11) general economic and market conditions, including changes to governmental budgets and its impact on new contract terms, contract renewals, renegotiations, per diem rates, fixed payment provisions, and occupancy levels; (12) GEO’s ability to address inflationary pressures related to labor related expenses and other operating costs; (13) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (14) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (15) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (16) GEO’s ability to successfully pursue growth opportunities and continue to create shareholder value; (17) GEO’s ability to obtain financing or access the capital markets in the future on acceptable terms or at all; (18) any adverse impact on GEO’s financial results caused by any past or future federal government shutdown; (19) risks associated with the U.S. Supreme Court agreeing to hear GEO’s appeal in the Nwauzor Case and GEO’s ability to prevail on the merits; and (20) other factors contained in GEO’s Securities and Exchange Commission periodic filings, including its Form 10-K, 10-Q and 8-K reports, many of which are difficult to predict and outside of GEO’s control.

Contact:	Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

Fourth quarter and full year 2025 financial tables to follow:

Condensed Consolidated Balance Sheets*

(Unaudited)

	As of	As of
	December 31, 2025	December 31, 2024
	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$68,995	$76,896
Restricted cash and cash equivalents	2,998	2,785
Accounts receivable, less allowance for doubtful accounts	593,463	376,013
Prepaid expenses and other current assets	53,073	44,485

Total current assets	$718,529	$500,179
Restricted Cash and Investments	179,366	145,366
Property and Equipment, Net	1,884,198	1,899,690
Operating Lease Right-of-Use Assets, Net	72,294	95,327
Deferred Income Tax Assets	9,396	9,522
Intangible Assets, Net (including goodwill)	873,360	882,577
Other Non-Current Assets	106,479	99,419

Total Assets	$3,843,622	$3,632,080

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$58,727	$67,464
Accrued payroll and related taxes	82,086	68,044
Accrued expenses and other current liabilities	197,530	177,768
Operating lease liabilities, current portion	17,193	25,335
Current portion of finance lease obligations, and long-term debt	1,355	1,612

Total current liabilities	$356,891	$340,223
Deferred Income Tax Liabilities	99,689	78,198
Other Non-Current Liabilities	176,083	95,410
Operating Lease Liabilities	57,557	73,638
Long-Term Debt	1,649,268	1,711,197
Total Shareholders’ Equity	1,504,134	1,333,414

Total Liabilities and Shareholders’ Equity	$3,843,622	$3,632,080

*	All figures in ‘000s

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Contact:	Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

Condensed Consolidated Statements of Operations*

(Unaudited)

	Q4 2025	Q4 2024	FY 2025	FY 2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$707,695	$607,720	$2,631,549	$2,423,702
Operating expenses	529,907	447,358	1,968,481	1,774,479
Depreciation and amortization	34,132	31,786	132,039	126,220
General and administrative expenses	59,823	60,679	235,939	213,028
Contingent Litigation Reserve	—	—	37,600	—

Operating income	83,833	67,897	257,490	309,975
Interest income	2,055	1,153	9,076	8,787
Interest expense	(37,939)	(43,187)	(160,521)	(190,624)
(Loss) on extinguishment of debt	—	(1,339)	(8,446)	(86,637)
Other Income	—	—	5,514	—
Gain(Loss) on asset divestitures/impairment	—	—	232,381	(2,907)

Income before income taxes and equity in earnings of affiliates	47,949	24,524	335,494	38,594
Provision for income taxes	16,949	10,045	85,720	9,401
Equity in earnings of affiliates, net of income tax provision	768	1,032	4,532	2,703

Net income	31,768	15,511	254,306	31,896
Less: Net loss attributable to noncontrolling interests	(2)	(20)	66	70

Net Income Attributable to The GEO Group, Inc.operations	$31,766	$15,491	$254,372	$31,966

Weighted Average Common Shares Outstanding:
Basic	135,988	136,192	137,487	131,318
Diluted	137,389	139,550	139,723	134,064
Net Income per Common Share Attributable to The GEO Group, Inc.operations
Basic:
Net income per share — basic	$0.23	$0.11	$1.85	$0.23

Diluted:
Net income per share — diluted	$0.23	$0.11	$1.82	$0.22

*	All figures in ‘000s, except per share data

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Contact:	Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

Reconciliation of Net Income to EBITDA and Adjusted EBITDA,

and Net Income Attributable to GEO Operations to Adjusted Net Income*

(Unaudited)

	Q4 2025	Q4 2024	FY 2025	FY 2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Income	$31,768	$15,511	$254,306	$31,896
Add:
Income tax provision **	17,197	10,335	86,587	10,203
Interest expense, net of interest income ***	35,884	43,373	159,891	268,474
Depreciation and amortization	34,132	31,786	132,039	126,220

EBITDA	$118,981	$101,005	$632,823	$436,793

Add (Subtract):
(Gain)/Loss on asset divestitures/impairment, pre-tax	—	—	(232,381)	2,907
Net loss attributable to noncontrolling interests	(2)	(20)	66	70
Stock based compensation expenses, pre-tax	3,972	5,785	23,593	18,107
Non-cash contingent liability and litigation and settlement costs, pre tax	32	—	38,224	—
Start-up expenses, pre-tax	1,023	—	1,423	507
ATM equity program expenses, pre tax	—	—	—	264
Transaction fees, pre-tax	—	164	76	3,632
Employee restructuring expenses, pre-tax	1,630	2,060	2,003	2,060
Close-out expenses, pre-tax	1,392	—	2,816	2,345
Other non-cash revenue & expenses, pre-tax	(1,066)	(1,035)	(4,225)	(3,196)

Adjusted EBITDA	$125,962	$107,959	$464,418	$463,489

Net Income attributable to GEO Operations	$31,766	$15,491	$254,372	$31,966
Add (Subtract):
(Gain)/Loss on asset divestitures/impairment, pre-tax	—	—	(232,381)	2,907
Loss on extinguishment of debt, pre-tax	—	1,339	8,446	86,637
Non-cash contingent liability and litigation and settlement costs, pre tax	32	—	38,224	—
Start-up expenses, pre-tax	1,023	—	1,423	507
ATM equity program expenses, pre tax	—	—	—	264
Transaction fees, pre-tax	—	164	76	3,632
Employee restructuring expenses, pre-tax	1,630	2,060	2,003	2,060
Close-out expenses, pre-tax	1,392	—	2,816	2,345
Discrete tax benefit (1)	—	(7)	—	(4,611)
Tax effect of adjustment to net income attributable to GEO (2)	(1,025)	(896)	45,113	(24,733)

Adjusted Net Income	$34,818	$18,151	$120,092	$100,974

Weighted average common shares outstanding - Diluted	137,389	139,550	139,723	134,064

Adjusted Net Income per Diluted Share	$0.25	$0.13	$0.86	$0.75

*	All figures in ‘000s.

**	Includes income tax provision on equity in earnings of affiliates.

***	Includes loss on extinguishment of debt.

(1)	Discrete tax benefit primarily relates to interest deduction related to shares of common stock issued to note holders as a result of our private convertible note exchange transactions.

(2)

Tax adjustment related to (gain)/loss on asset divestitures/impairment, loss on extinguishment of debt, non-cash contingent liability and litigation and settlement costs, start-up expenses, ATM equity program expenses, transaction fees, close-out expenses, and employee restructuring expenses.

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Contact:	Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

2026 Outlook/Reconciliation

(In thousands, except per share data)

(Unaudited)

	FY 2026
Net Income Attributable to GEO Operations	$132,500	to	$145,500
Net Interest Expense	141,500		142,500
Income Taxes
(including income tax provision on equity in earnings of affiliates)	51,600		56,600
Depreciation and Amortization	142,500		143,500
Non-Cash Stock Based Compensation	24,500		24,500
Other Non-Cash	(2,600)		(2,600)

Adjusted EBITDA	$490,000	to	$510,000

Net Income Attributable to GEO Operations Per Diluted Share	$0.99	to	$1.07
Weighted Average Common Shares Outstanding-Diluted	134,000	to	136,000
CAPEX
Growth	$10,000	to	$25,000
Technology	30,000		35,000
Facility Maintenance	80,000		95,000

Capital Expenditures	$120,000	to	$155,000

Total Debt, Net	$1,500,000		$1,400,000
Total Leverage, Net	3.0		2.8

Note: The above outlook does not include the impact of any potential impact related to one-time legal settlements

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Contact:	Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations